Exhibit  99.1


FOR IMMEDIATE RELEASE
---------------------

                     CONTACT:   STEVEN T. SOBIESKI
                              CHIEF FINANCIAL OFFICER
                               LIFECELL CORPORATION
                                   908-947-1100


               LIFECELL ANNOUNCES SETTLEMENT OF INAMED LITIGATION


     Branchburg, NJ (September 25, 2000): LifeCell Corporation (Nasdaq: LIFC) today announced it entered into a settlement agreement for a previously announced lawsuit filed by Inamed Corporation against LifeCell and its co-promotion partner, Obagi Medical Products. The lawsuit alleged that LifeCell and Obagi disseminated false advertisements with respect to the marketing of LifeCell's Cymetra' product. All parties desired to settle and compromise the allegations asserted by Inamed without the necessity of further expense or litigation. LifeCell was prepared to defend its advertising claims in the court system, but decided to enter into the settlement in order to avoid the expense and distraction associated with litigation.

     Under the terms of the settlement agreement, LifeCell and Obagi agreed to discontinue certain comparative marketing and promotion statements on the use of Cymetra for the reconstruction of soft tissue deficits. LifeCell and Obagi also agreed to jointly make settlement payments to Inamed totaling $300,000 over an eighteen-month period. The settlement allows LifeCell and Obagi to revise the marketing and promotion statements for Cymetra commencing in January 2001, as additional scientific data on the use of Cymetra is accumulated.

     Paul Thomas, LifeCell's President and CEO stated, "We are pleased with the expeditious settlement of the Inamed litigation. Cymetra is a major advance for the reconstruction of soft tissue deficits and we are encouraged by the feedback from the medical community on its use to date."

     LifeCell Corporation is a leader in the emerging field of regenerative medicine engaged in developing and marketing biologic solutions for the repair, replacement and preservation of human tissues. LifeCell currently markets three products based on its tissue matrix technology: AlloDerm for the plastic reconstructive and burn markets through LifeCell's direct sales force and for the dental market through BioHorizons Implant Systems; Cymetra' for the plastic reconstructive and dermatology markets through LifeCell's direct sales force and a co-promotion agreement with Obagi Medical Products; and Repliform' for the urogynecology market through Boston Scientific Corporation. The Company's product development programs include a small diameter vascular graft as an alternative to autografted blood vessels, orthopedic applications of its acellular dermal matrix and Thrombosol', a formulation for extended storage of platelets.

     Certain of the statements contained in this news release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). While these statements reflect the Company's current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These risk factors include, but are not limited to, the uncertainty of product development, of clinical trials, of regulatory approval and patent protection, the demand for our products and services, the outcome of pending litigation, economic conditions and product and other risks as detailed in the Company's reports filed with the Securities and Exchange Commission.


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